EXHIBIT 99.2



                        U.S. TIMBERLANDS HOLDINGS, L.L.C.
                               625 Madison Avenue
                                   Suite 10-B
                               New York, NY 10022

                                                   November 8, 2001



Special Committee of the Board of Directors

U.S. Timberlands Services Company, L.L.C.
625 Madison Avenue
Suite 10-B
New York, NY  10022


Gentlemen:

        U.S. Timberlands Holdings, L.L.C., a Delaware limited liability company or an affiliate thereof ("Acquisition Corp.") is pleased to submit a revised offer to purchase (i) 50% of the issued and outstanding common limited partnership interests of U.S. Timberlands Company, L.P. (the "Company") not held by Acquisition Corp. or its affiliates for $3.75 per share in cash and (ii) the remaining common limited partnership interests for 7.0%, seven year promissory notes containing the terms attached hereto. Assuming 100% of the common units not held by Acquisition Corp. or its affiliates are tendered, each common unitholder would receive $1.875 in cash and a $1.875 principal amount promissory note per unit. As we have discussed, the revised offer reflects the substantial reduction in the equity value of the Company caused by the prolonged recession in the timber market. However, the offer represents a substantial premium of approximately 58% over the closing sale price of a common unit on November 7, 2001. Additionally, the terms of the notes have been improved by the inclusion of a sinking fund for 60% of the principal amount of the notes. We propose that this transaction be accomplished through a tender offer with respect to the cash portion followed by the merger of Acquisition Corp. with and into the Company (the "Merger").

        Our proposal is not subject to a due diligence investigation; and, as you are aware, Acquisition Corp. has received a commitment from a major financial institution for sufficient financing to complete the transaction.

        Consummation of the tender offer and Merger will be subject to entering into a mutually satisfactory definitive merger agreement (the "Merger Agreement"). The Merger Agreement will contain standard representations, warranties, covenants and conditions for transactions similar to the Merger. The cash tender offer and the Merger are also subject to the dismissal or satisfactory settlement of the Company's outstanding class action litigation(s).

        This letter does not create a binding obligation upon the Company or Acquisition Corp. No proposal or binding obligation upon the Company or Acquisition Corp. will be implied to exist unless and until the above described Merger Agreement has been executed and delivered by each of the Company and Acquisition Corp. We look forward to discussing this proposal with you at your earliest convenience.

                                               Very truly yours,

                                               U.S. TIMBERLANDS HOLDINGS, LLC


                                               By:  ____________________________
                                               Name:  John M. Rudey
                                               Title:  President


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                    SUMMARY OF PROPOSED TERMS AND CONDITIONS
                         U.S. TIMBERLANDS COMPANY, L.P.
                            SENIOR SUBORDINATED NOTES

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ISSUER:                     U.S. Timberlands Company, L.P. (the "Company")

BACKGROUND:                 The Company would issue  subordinated  debt in the
                            second step of a going private transaction.

ISSUE: Senior Subordinated Notes (the "Notes") issued by the Company.

PRINCIPAL AMOUNT:           $14,733,000 aggregate principal amount.*

MATURITY:                   Seven years.

INTEREST:                   7.0% per annum,  payable in cash  semi-annually in
                            arrears.

SECURITY:                   The Notes will be unsecured.

SUBORDINATION:              The  Notes  will  be  subordinated  to  all  other
                            indebtedness for borrowed money incurred by the Company.

OFFER TO PURCHASE:          The Company  will make an offer to redeem the full
                            principal  amount  of the  Notes,  at  101% of the
                            principal   amount   thereof,   plus  any  accrued
                            interest, upon the occurrence of a change of control or a sale of all or substantially all of the assets of the Company.

                            In addition, the Company will make an offer to purchase Notes, at 100% of the principal amount thereof, plus accrued and unpaid interest on the Notes so purchased, with the net proceeds of the sale of equity securities of the Company that are not used to repay debt or reinvest in the business.

* Assumes 100% of the common units not held by Acquisition Corp. or its affiliates are tendered.



OPTIONAL REDEMPTION:        The Notes may be  redeemed  by the  Company at any
                            time, in whole or in part, without premium or penalty.

SINKING FUND:               The Company  will  create a sinking  fund and will
                            deposit, on the first though sixth anniversaries of the issuance of the Notes, 10% of the then outstanding principal amount of the Notes. The
                            Company's sinking fund obligations may be funded with cash, Notes or a combination thereof.

EXCHANGE LISTING:           The  Company  will  endeavor  to  have  the  Notes
                            quoted   on  a  stock   exchange   to   facilitate
                            secondary trading.

AFFIRMATIVE AND NEGATIVE    The  definitive  Notes shall contain the following
COVENANTS:                  affirmative and negative covenants.

                                 Affirmative Covenants:
                                 ---------------------

                            (a) corporate existence;

                            (b) maintenance of properties and
                                insurance;

                            (c) compliance with laws;

                            (d) payment of obligations;

                            (e) insurance;


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                            (f) maintenance of books and records;

                            (g) taxes; and

                            (h) SEC Reports.


                            Negative Covenants:
                            ------------------
                            (a) merger; consolidation;

                            (b) transactions with affiliates;

                            (c) lines of business; and

                            (d) limitations on certain

                            (b) restrictions


                            Failure to pay principal or interest when due (subject to 30 day grace period); material breach of material covenants after notice and opportunity to cure; acceleration of Company indebtedness in amounts in excess of $5.0 million; bankruptcy or insolvency events; and judgments or uninsured casualty losses in excess of $5.0 million.

GOVERNING LAW:              The  Notes,  and  all  other  documents  related to
                            the  transactions   contemplated   hereby  shall  be
                            governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts of law principles thereof.

This Term Sheet is intended as a summary only and does not reference all of the terms, conditions, representations, warranties, covenants and other provisions which will be contained in the definitive documentation for the Notes and the transactions contemplated thereby.